UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Aaron’s, Inc.

(Name of Registrant as Specified In Its Charter)

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Aaron’s, Inc.

309 E. Paces Ferry Road, N.E.
Atlanta, Georgia 30305-2377

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 3, 2011

The 2011 Annual Meeting of Shareholders of Aaron’s, Inc. (the “Company”), will be held on Tuesday, May 3, 2011, at 10:00 a.m., Eastern Time, at the SunTrust Plaza, 4th Floor, 303 Peachtree Street, N.E., Atlanta, Georgia 30303, for the purpose of considering and voting on the following:

(1) The election of four Directors to the Board of Directors to serve as Class I Directors for a term of three years;

(2) A non-binding resolution to approve the compensation of the Company’s Named Executive Officers;

(3) A non-binding resolution to determine the frequency of future advisory votes on executive compensation; and

(4) Such other matters as may properly come before the meeting or any adjournment thereof.

Information relating to the above items is set forth in the accompanying Proxy Statement.

Only shareholders of record of the Company’s Common Stock at the close of business on March 11, 2011 (the “Record Date”) are entitled to vote at the meeting.

BY ORDER OF THE BOARD OF
DIRECTORS

JAMES L. CATES
Senior Group Vice President
and Corporate Secretary
Atlanta, Georgia
April 7, 2011

PLEASE COMPLETE AND
RETURN THE ENCLOSED PROXY CARD PROMPTLY,
OR SUBMIT YOUR PROXY BY INTERNET OR
TELEPHONE AS DESCRIBED ON YOUR PROXY CARD,
SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING
IF YOU DO NOT ATTEND PERSONALLY.
No postage is required if mailed
in the United States in the accompanying envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING
TO BE HELD ON MAY 3, 2011

The proxy statement and annual report to shareholders are available at:
www.aaronsinc.com/proxy and www.aaronsinc.com/annualreport, respectively.

(*)	To be voted on at the meeting

Aaron’s, Inc.
309 E. Paces Ferry Road, N.E.
Atlanta, Georgia 30305-2377

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 3, 2011

GENERAL INFORMATION

The enclosed proxy is being solicited by the Board of Directors of Aaron’s, Inc. (the “Company”) for use at the 2011 annual meeting of shareholders to be held on Tuesday, May 3, 2011 (the “Annual Meeting”), and any adjournment or postponement of the Annual Meeting.

Each proxy that is properly executed and returned by a shareholder will be voted as specified thereon by the shareholder unless it is revoked. Shareholders are requested to execute the enclosed proxy and return it in the enclosed envelope, or submit your proxy by internet or telephone in the manner described on the enclosed proxy card. If no direction is specified on the proxy as to any matter being acted upon, the shares represented by the proxy will be voted in favor of the election of the Directors nominated by the Board, in favor of approving the Named Executive Officers’ compensation and in favor of holding the advisory vote on executive compensation every year. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by submitting another proxy bearing a later date or by written notification to the Corporate Secretary of the Company. Shareholders who are present at the Annual Meeting may revoke their proxy and vote in person. If you hold your shares through a broker or other nominee (i.e., in “street name”), your broker or other nominee should provide you instructions on how you may instruct them to vote your shares on your behalf.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of the Company’s Common Stock at the Annual Meeting is necessary to constitute a quorum. The affirmative vote of a plurality of the holders of shares of the Company’s Common Stock present, in person or represented by proxy, at the Annual Meeting will be necessary to elect the nominees for Director listed in this Proxy Statement. The proposals to approve the non-binding resolution to approve the compensation of the Company’s Named Executive Officers will be approved if the number of votes cast in favor of approving the non-binding resolution exceed those against it. With respect to the non-binding resolution to determine the frequency of the advisory vote on executive compensation, the alternative receiving the greatest number of votes — every one, two or three years — will be deemed to be the frequency that shareholders approve. For other matters that may be properly presented at the Annual Meeting, the matter will also be approved if more shares of Common Stock are voted in favor of the matter than against it, unless a greater vote is required by law.

Abstentions and “broker non-votes” will be included in determining whether a quorum is present at the Annual Meeting, but will otherwise have no effect on any matter. Broker non-votes occur on a matter up for vote when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions, and the broker or other nominee indicates on its proxy card, or otherwise notifies us, that it does not have authority to vote its shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules.

On December 7, 2010, at a special meeting of shareholders of the Company (the “2010 Special Meeting”), the shareholders of the Company approved, among other things, a proposal to amend and restate the Company’s Amended and Restated Articles of Incorporation to effect a reclassification of each outstanding share of the Company’s prior class of nonvoting Common Stock, par value $0.50 per share, into one share of Class A Common Stock and to rename the Class A Common Stock as the “Common Stock.” As a result of the reclassification, shares of the combined class now titled Common Stock have one vote per share on all matters submitted to the Company’s shareholders, including the election of directors. The former nonvoting Common Stock class did not entitle the holders thereof to any vote except as otherwise provided in the Company’s Articles of Incorporation or required by law.

Only shareholders of record of Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. As of the March 11, 2011 Record Date, the Company had 80,294,824 shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote for each director up for election and one vote for each other matter properly before the Annual Meeting.

The Company will bear the cost of soliciting proxies, including the charges and expenses of brokerage firms, banks, and others for forwarding solicitation material to beneficial owners of shares of the Company’s Common Stock. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, facsimile, or personal interview by officers of the Company who will not be additionally compensated therefore. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to shareholders on or about April 7, 2011.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of January 1, 2011 (except as otherwise noted), the beneficial ownership of the Company’s Common Stock by (i) each person who owns of record or is known by management to own beneficially 5% or more of the outstanding shares of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of the Company who are listed in the Summary Compensation Table below (the “Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group.

Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power. The Percent of Class column represents the percentage that the named person or group would beneficially own if such person or group, and only such person or group, exercised all options to purchase shares that were exercisable within 60 days of January 1, 2011 held by him, her, or it.

	Amount and Nature
	of Beneficial
Beneficial Owner	Ownership		Percent of Class(1)

R. Charles Loudermilk, Sr.	7,029,627	(2)	8.78%
309 E. Paces Ferry Road,
Atlanta, GA
T. Rowe Price Associates, Inc.	6,838,335	(3)	8.54%
100 E. Pratt Street,
Baltimore, MD 21202
Perkins Investment Management LLC/Janus Capital Management LLC	4,607,311	(4)	5.75%
151 Detroit Street
Denver, CO 80206
T. Rowe Price Small-Cap Value Fund, Inc.	4,448,550	(3)	5.55%
100 E. Pratt Street,
Baltimore, MD 21202
Allianz Global Investors Capital LLC/NFJ Investment Group LLC	4,129,900	(5)	5.10%
680 Newport Center Drive, Suite 250
Newport Beach, CA 92101
Robert C. Loudermilk, Jr.	948,369	(6)	1.18%
Gilbert L. Danielson	391,262	(7)	*
William K. Butler, Jr.	333,070	(8)	*
Ronald W. Allen	32,625	(9)	*
Leo Benatar	24,457	(9)	*
David L. Kolb	41,580	(9)	*
John C. Portman, Jr.	49,500	(10)	*
John B. Schuerholz	10,331	(10)	*
Ray M. Robinson	15,750	(9)	*
K. Todd Evans	33,179	(11)	*
All executive officers and directors as a group (a total of 16 persons)	9,121,433	(12)	11.39%

*	Less than 1%.

(1)	Percentages are based on 80,087,395 shares of Common Stock outstanding at January 1, 2011.

(2)	Includes options to purchase 233,925 shares of Common Stock and 82,500 shares of unvested restricted stock.

(3)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc.

(4)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011 by Perkins Investment Management LLC/Janus Capital Management LLC.

(5)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2011 by Allianz Global Investors Management Partners, LLC.

(6)	Includes options to purchase 267,675 shares of Common Stock, 230,679 shares of Common Stock held by certain trusts for the benefit of Mr. Loudermilk, Jr.’s children, of which Mr. Loudermilk, Jr. serves as trustee, 41,182 shares of Common Stock held by Mr. Loudermilk, Jr.’s spouse, and 82,500 shares of unvested restricted stock. Mr. Loudermilk, Jr. has pledged 301,400 shares of Common Stock as security for indebtedness.

(7)	Includes options to purchase 267,675 shares of Common Stock, 2,362 shares of Common Stock held by Mr. Danielson’s spouse and 82,500 shares of unvested restricted stock.

(8)	Includes options to purchase 182,850 shares of Common Stock and 82,500 shares of unvested restricted stock.

(9)	Includes options to purchase 8,625 shares of Common Stock and 750 shares of unvested restricted stock.

(10)	Includes options to purchase 3,000 shares of Common Stock and 750 shares of unvested restricted stock.

(11)	Includes options to purchase 29,310 shares of Common Stock and 1,500 shares of unvested restricted stock.

(12)	Includes options to purchase 1,150,965 shares of Common Stock and 342,000 shares of unvested restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the Company’s Common Stock. Based solely on copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all applicable Section 16(a) filing requirements were complied with by its directors, officers, and more than 10% shareholders during the year ended December 31, 2010.

ELECTION OF DIRECTORS
(Item 1)

The Board of Directors is responsible for directing the management of the Company. The Company’s Bylaws provide for the Board of Directors to be composed of eleven members. During the year ended December 31, 2010, long-serving Board member Earl Dolive retired from service, and is currently serving as a Director Emeritus. Consequently, the Board currently consists of ten members.

At the 2010 Special Meeting, the shareholders of the Company approved the division of our Board of Directors into three classes, as nearly equal in number as possible, with staggered terms of office of three years each, thereby establishing a classified Board of Directors. The Bylaws previously provided for a Board of Directors consisting of a single class of eleven directors elected at each annual meeting of shareholders.

The Board is currently comprised of four Class I Directors (Messrs. Loudermilk, Sr., Allen, Robinson and Portman), three Class II Directors (Messrs. Butler, Benatar and Schuerholz) and three Class III Directors (Messrs. Loudermilk, Jr., Danielson and Kolb). At each annual meeting of shareholders, a class of Directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The Board recommends the election of the four nominees listed below to constitute the Class I Directors of the Company, who will hold office until the Annual Meeting of Shareholders in 2014 and until their successors are elected and qualified. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the persons named in the proxy will vote for such substitutes or will vote to reduce the number of directors in the Class for the ensuing year, as the Board recommends, but in no event will the proxy be voted for more than four nominees. Management has no reason to believe any substitute nominee or reduction in the number of directors in the Class for the ensuing year will be required.

All of the nominees listed below are now directors of the Company and have consented to serve as directors if elected. The following information relating to age, positions with the Company, principal occupation, and directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, subject to the requirements of Section 15(d) of that Act or registered as an investment company under the Investment Company Act of 1940, has been furnished by the respective nominees.

Nominees

Nominees to Serve as Class I Directors (Term Expires in 2014)

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

R. Charles Loudermilk, Sr.	83	Mr. Loudermilk, Sr. has served as Chairman of the Board of the Company since the Company’s incorporation in 1962. From 1962 to 2008 he was also Chief Executive Officer of the Company and from 1962 to 1997 he was President of the Company. He has been a director of AMC, Inc., owner and manager of the Atlanta Merchandise Mart, since 1996. He was formerly the Chairman of the Board of Directors of the Metropolitan Atlanta Rapid Transit Authority.	1962
		Mr. Loudermilk, Sr. has more than 50 years of experience leading the Company. As the founder and long-time Chief Executive Officer, Mr. Loudermilk, Sr. has extensive management experience, strong leadership, entrepreneurial and business development skills, and business and community prominence that adds to the Board of Directors. With his past experience, including service on numerous and varied boards, Mr. Loudermilk, Sr. brings invaluable insight and deep institutional knowledge to the Board of Directors, including an insider’s perspective of the day-to-day operations of the Company.

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

Ronald W. Allen(1)	69	Mr. Allen has served as a Director of the Company since 1997. He was Chairman and Chief Executive Officer of Delta Air Lines, Inc., an international air passenger carrier, from 1987 to 1997. He also served as President of Delta from 1983 to 1987 and from 1993 to 1997, and Chief Operating Officer from 1983 to 1997. He currently serves as a Director of The Coca-Cola Company, Interstate Hotels and Resorts, Inc., Aircastle Limited, Guided Therapeutics, Inc. and Forward Air Corporation.	1997
		Mr. Allen has ten years of public company operating and leadership experience, having served as President, Chairman and Chief Executive Officer of Delta Air Lines, Inc. He led Delta Air Lines through a major restructuring that resulted in several years of growth for the company. Mr. Allen also has served on numerous boards, including the boards of Presbyterian College, Smithsonian Air/Space Museum, Georgia Tech Foundation and NationsBank. Mr. Allen’s considerable experience in senior management, operational leadership and business prominence make him well suited to serve on the Board of Directors and the Audit Committee.
Ray M. Robinson(2)	63	Mr. Robinson is President Emeritus of the East Lake Golf Club and Vice Chairman of the East Lake Community Foundation. He has served as a Director of the Company since 2002. Prior to his retirement in 2003 as Southern Region President, Mr. Robinson was employed with AT&T from 1968. Mr. Robinson currently serves on the Board of Directors for Avnet, Inc., Acuity Brands, Inc., Citizens Trust Bank, AMR, and RailAmerica, Inc.	2002
		Mr. Robinson brings to the Board experience in senior management and board service for numerous public companies. His service on the boards of various organizations of various sizes lends to his extensive operational skills and gives him insight into compensation dynamics which are a complimentary addition to the Board and qualify Mr. Robinson to serve on the Compensation Committee of the Board.
John C. Portman, Jr.(3)	86	Mr. Portman is the Chairman of real estate development company Portman Holdings, LLC, the founder of architectural and engineering firm John Portman & Associates, Inc., and Chairman, Chief Executive Officer and Director of AMC, Inc., owner and manager of the Atlanta Merchandise Mart.	2006
		Mr. Portman has leadership and entrepreneurial skills stemming from his success in building his own architectural and engineering firm. His leadership and strategic planning experience in the private sector provide valuable and balanced insight to the Board of Directors.

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

Other Directors
Class II Directors (Term Expires in 2012)
William K. Butler, Jr.	58	Mr. Butler has served as the Company’s Chief Operating Officer since 2008 and as a Director of the Company since 2000. Prior to that, he served as President of the Company’s Aaron’s Sales & Lease Ownership division, since 1995. He also served as Vice President of that division from 1986 to 1995. Mr. Butler joined the Company in 1974 as a Store Manager.	2000
		Mr. Butler has over 35 years of experience working with the Company. Mr. Butler’s extensive knowledge of the history of the operations of the Company, general management and operational experience, and experience having worked as a non-management employee of the Company allow Mr. Butler to bring a valuable industry perspective to the Board.
Leo Benatar(2)(3)	81	Mr. Benatar has served as a Director of the Company since 1994. He is currently a Principal with consulting firm Benatar & Associates. Previously, he has been an associated consultant with A.T. Kearney, Inc., a management consulting and executive search company since 1996. He was Chairman of packaging manufacturer Engraph, Inc., and served as Chief Executive Officer of that company from 1981 to 1995. He previously served as Chairman of the Federal Reserve Bank of Atlanta, as a Director of Paxar Corporation and Mohawk Industries, Inc. and as nonexecutive Chairman of Interstate Bakeries Corporation.	1994
		Mr. Benatar brings to the Board of Directors his 16 years of service on the Company’s Board of Directors. Mr. Benatar has strong leadership and management experience, which qualify him to serve as the Lead Director of the Board. Mr. Benatar’s past experience as a long-term senior executive, his experience as an entrepreneur and his service on the boards of several other prominent organizations gives Mr. Benatar insight into the management and board dynamics of organizations, which is invaluable to the Board.
John B. Schuerholz(1)(2)	70	Mr. Schuerholz was Executive Vice President and General Manager of the Atlanta Braves professional baseball organization before becoming President in 2008. Prior to joining the Atlanta Braves in 1990, he was employed from 1968 with the Kansas City Royals professional baseball organization in various management positions until being named Executive Vice President and General Manager of that organization in 1981.	2006
		Mr. Schuerholz has 43 years of leadership and management experience, including as an executive with Major League Baseball. His service on numerous committees of Major League Baseball, and his appointment to lead the league’s program on leadership and management demonstrate the management skills which, together with Mr. Schuerholz’s strong community prominence, are a valuable asset to the Board of Directors.

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

Class III Directors (Term Expires 2013)
Robert C. Loudermilk, Jr.	51	Mr. Loudermilk, Jr. has served as President of the Company since 1997, as Chief Executive Officer of the Company since 2008 and as a Director since 1983. He has served in various positions since joining the Company as an Assistant Store Manager in 1985, including as Chief Operating Officer from 1997 until 2008. He is on the Board of Genuine Parts Company.	1983
		Mr. Loudermilk, Jr. has more than 25 years of experience working with the Company with a breadth of experience spanning from work as a non-management employee to over a decade working as an experienced senior executive officer of the Company. Mr. Loudermilk, Jr.’s operational and management expertise and expansive knowledge of the Company and insightful perspectives are a great contribution to the Board of Directors.
Gilbert L. Danielson	64	Mr. Danielson has served as Chief Financial Officer and as a Director of the Company since 1990 and as Executive Vice President since 1998. Prior to 1998, he also served as Vice President, Finance of the Company. He has been a Director of Servidyne, Inc. since 2000.	1990
		Mr. Danielson has more than 20 years of experience as an officer and a director of the Company. His business and financial acumen, together with his historical knowledge of the Company and extensive industry knowledge, make Mr. Danielson an effective and valuable member of the Board of Directors.
David L. Kolb(1)(3)	72	Mr. Kolb was Chairman of the Board of Directors of Mohawk Industries, Inc., a manufacturer of flooring products, from 2001 until 2004. Prior to his service as Chairman in 2004, he served as Chief Executive Officer from 1988 to 2001. Mr. Kolb has been a Director of the Company since 2003. He also serves on the Board of Directors for Chromcraft Revington Corporation.	2003
		Mr. Kolb has served as a member and chair of public company boards, including on various audit, nominating and corporate governance committees. Mr. Kolb’s board committee and governance experience, as well as his leadership and management experience qualifies him well to serve on the Audit Committee of the Board of Directors. The Board has determined that Mr. Kolb is an “audit committee financial expert.”

(1)	Member of the Audit Committee of the Board of Directors.

(2)	Member of the Compensation Committee of the Board of Directors.

(3)	Member of the Nominating Committee of the Board of Directors.

There are no family relationships among any of the executive officers, directors, and nominees of the Company, except that Robert C. Loudermilk, Jr. is the son of R. Charles Loudermilk, Sr.

The Board held eight meetings during the year ended December 31, 2010 with each director attending at least 75% of the meetings of the Board and committees on which they served. The Board has determined that Messrs. Allen, Benatar, Kolb, Robinson, Schuerholz and Portman are independent directors under the listing standards of the New York Stock Exchange. The Board believes that it should be sufficiently represented at the

Company’s annual meeting of shareholders. Last year all of the Board’s then ten incumbent members attended the annual meeting.

The non-management and independent members of the Board meet frequently in executive session, without management present. Mr. Benatar currently chairs these meetings as Lead Director.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL FOUR NOMINEES TO SERVE AS CLASS I DIRECTORS.

Committees of the Board of Directors

The following table illustrates the membership and leadership of the Board’s three standing committees. All committees operate pursuant to written charters adopted by the Board.

	Allen	Benatar	Kolb	Robinson	Schuerholz	Portman

Audit	X		Chair		X
Compensation		X		Chair	X
Nominating		X	Chair			X

Audit Committee.  The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to: the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditors’ qualifications and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements. Among other responsibilities, the Audit Committee is directly responsible for the appointment, compensation, retention, and termination of the independent auditors, who report directly to the Committee. The Board has determined that Mr. Kolb is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission. The Audit Committee held four meetings during the year ended December 31, 2010. Please see page 27 of this Proxy Statement for the Audit Committee Report.

Compensation Committee.  The purpose of the Compensation Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation, equity compensation plans and other compensation and benefit plans, management succession and other significant human resources matters. The Compensation Committee held four meetings during the year ended December 31, 2010. Please see page 18 of this Proxy Statement for the Compensation Committee Report.

Under its Charter, the Compensation Committee has the authority to review and approve performance goals and objectives for the Named Executive Officers in connection with the Company’s compensation programs, and to evaluate the performance of the Named Executive Officers, in light of such performance goals and objectives and other matters, for compensation purposes. Based on such evaluation and other matters, the Compensation Committee recommends to the independent members of the Board of Directors for determination (or makes such determination itself in some circumstances) the compensation of the Named Executive Officers, including the Chief Executive Officer. The Committee also has the authority to approve grants of stock options, restricted stock, stock appreciation rights and other equity incentives and to consider from time to time, and recommend to the Board, changes to director compensation. The Committee can delegate its duties and responsibilities to one or more subcommittees, and can also delegate certain of its duties and responsibilities to management of the Company, to the extent consistent with applicable laws, rules and listing standards. See COMPENSATION DISCUSSION AND ANALYSIS for more information on the Committee’s processes beginning on page 12 of this Proxy Statement.

Nominating Committee.  The Board established the Nominating Committee in December 2010. The primary purpose of the Nominating Committee is to assist the Board in fulfilling its responsibilities with respect to: Board and committee membership, organization, and function; Director qualifications and performance; and corporate governance. The Committee from time to time identifies and recommends to the Board individuals to be nominated for election as Directors and develop and recommends to the Board for adoption corporate governance principles applicable to the Company. The Committee did not meet in 2010 due to its establishment in December of that year.

Director Nominations

The Nominating Committee recommends to the Board both nominees for its annual meetings of shareholders and nominees to fill vacancies on the Board. To fulfill these nominations responsibilities, both the Nominating Committee and the Board periodically consider the experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the Nominating Committee and the Board evaluate each incumbent’s continued service, in light of the Board’s collective requirements. When the need for a new director arises (whether because of a newly created Board seat or vacancy), the Nominating Committee and the Board proceed by whatever means they deem appropriate to identify a qualified candidate or candidates. The Nominating Committee and the Board evaluate the qualifications of each candidate. Final candidates are generally interviewed by one or more Nominating Committee or other Board members before decisions are made.

At a minimum, a director should have high moral character and personal integrity, demonstrated accomplishment in his or her field and the ability to devote sufficient time to carry out the duties of a director. In addition to these minimum qualifications, in evaluating candidates the Nominating Committee and the Board may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular Board seat, taking into account the then current composition of the Board. These factors may include: a candidate’s professional and educational background, reputation, industry knowledge and business experience, diversity (including occupational, geographic and age diversity) and the relevance of those characteristics to the Company and the Board; whether the candidate will complement or contribute to the mix of talents, skills and other characteristics needed to maintain the Board’s effectiveness; and the candidate’s ability to fulfill the responsibilities of a director and of a member of one or more of the Board’s standing committees. The Company believes the composition of the current Board of Directors reflects diversity in business and professional experience and skills.

Nominations of individuals for election to the Board at any meeting of shareholders at which Directors are to be elected may be made by any shareholder entitled to vote for the election of Directors at that meeting by complying with the procedures set forth in Article III, Section 3 of the Company’s Bylaws. Article III, Section 3 generally requires that shareholders submit nominations by written notice to the President setting forth certain prescribed information about the nominee and nominating shareholder. That section also requires that the nomination be submitted at a prescribed time in advance of the meeting, as described below in SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING.

The Nominating Committee and the Board will consider including in its slate of Director nominees for an annual shareholders’ meeting a nominee submitted to the Company by a shareholder. In order for the Nominating Committee and the Board to consider such nominees, the nominating shareholder should submit the information about the nominee and nominating shareholder described in Article III, Section 3 of the Bylaws to the President at the Company’s principal executive offices at least 120 days before the first anniversary of the date that the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, which for the 2012 annual meeting will be December 9, 2011. The nominating shareholder should expressly indicate that such shareholder desires that the Nominating Committee and the Board consider such shareholder’s nominee for inclusion with the Board’s slate of nominees for the meeting. The nominating shareholder and shareholder’s nominee should undertake to provide, or consent to the Company obtaining, all other information the Nominating Committee or the Board request in connection with its evaluation of the nominee.

The shareholder’s nominee must satisfy the minimum qualifications for Director described above. In addition, in evaluating shareholder nominees for inclusion with the Board’s slate of nominees, the Nominating Committee and the Board may consider all relevant information, including the factors described above; whether there are or will be any vacancies on the Board, the size of the nominating shareholder’s holdings in the Company and the length of time such shareholder has owned such holdings.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors is responsible for overseeing and directing the management of the Company. The Board of Directors is led by the Chairman, R. Charles Loudermilk, Sr. Mr. Loudermilk, Sr. is the founder of the Company, and served as its Chief Executive Officer for the substantial majority of the Company’s existence. The

Company believes his deep experience and knowledge of the Company and its industry, as well his significant equity interest in the Company, which aligns him closely with all other shareholders, makes him well qualified to serve as Chairman.

The Board is currently comprised of ten directors total, six of whom have been determined to be independent directors. Each standing committee of the Board of Directors is comprised entirely of independent directors. For purposes of executive sessions of the Board of Directors where the non-management and independent members of the Board meet without management present, the Company has appointed Leo Benatar to serve as the Lead Director to chair such meetings. To assist the Board of Directors in carrying out its duties, the Company adopted Corporate Governance Guidelines in 2004.

The Company’s operations are led by Mr. Robert C. Loudermilk, Jr. who serves as the President and Chief Executive Officer. Mr. Loudermilk, Jr. has been President since 1997 and has served as Chief Executive Officer since 2008. Mr. Loudermilk, Jr. reports to, and serves at the pleasure of, the Board of Directors. Mr. Loudermilk, Jr. has served with the Company for more than 25 years.

The Company believes the Chairman of the Board of Directors, Chief Executive Officer and Lead Director positions are compatible because they permit the existence of a checks and balance system of governance over the Company without interfering with or compromising the day-to-day operations and success of the Company. The Chairman is responsible for leading the Board of Directors in its duty to oversee the management of the business and affairs of the Company and ensuring that he and the other directors act in the best interest of the Company and its shareholders. The Chief Executive Officer is responsible for oversight of the day-to-day operations and business affairs of the Company, including directing the business conducted by the employees, managers and officers of the Company. The Lead Director is responsible for leading the executive sessions of the Board of Directors where non-management and independent directors meet without members of management, and to generally serve as the representative of the non-management and independent directors in interacting with the Chairman and Chief Executive Officer. Together, the Company believes these three positions — Chairman, Chief Executive Officer and Lead Director — functioning as separate positions contribute to the detached overarching governance that is expected from a board of directors relative to the management of a company.

Risk Management

The Company believes the current structure of the Board of Directors is appropriate for the Company at this time and helps ensure proper risk oversight for the Company, for a number of reasons, the most significant of which are the following:

•	The separation of the Chairman and Chief Executive Officer roles allows for a detached overarching governance system which, in turn, promotes the effective governance over the Company’s affairs and oversight of the Company’s business conducted by its employees, managers and officers under the direction of the Chief Executive Officer that is expected of the Board of Directors.

•	The structure of the Board of Directors provides strong oversight by the independent directors, with the independent directors meeting frequently in executive sessions of the Board of Directors without management and led by the Lead Director. These executive sessions allow the Board of Directors to review key decisions and discuss matters in a manner that is independent of the Chairman and Chief Executive Officer, and where necessary, critical of the Chairman, Chief Executive Officer and senior management.

Risk management is the responsibility of every employee of the Company; however senior management of the Company is ultimately accountable to the Board of Directors and shareholders of the Company for risk management. Senior management of the Company is responsible for day-to-day risk management, while the Board oversees planning and responding to risks, as a whole, through its committees and independent directors. Specifically, the Board of Directors is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities.

Full and open communication between management and the Board of Directors is essential for effective risk management and oversight. The independent directors frequently meet in executive session, without members of management present, to review the role and accomplishments of management of the Company. Additionally, the committees of the Board of Directors play a role in the Board fulfilling its risk management oversight duties. The Audit Committee assists the Board of Directors with respect to oversight of risks arising from financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses with the Board of Directors Company policies with respect to risk assessment and risk management. The Compensation Committee assists the Board of Directors with respect to oversight of risks arising from the Company’s compensation policies and programs.

The Compensation Committee has reviewed the Company’s compensation policies and practices and determined that they do not encourage excessive risk or unnecessary risk taking and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

Messers. Benatar and Robinson were the members of the Compensation Committee for the year ended December 31, 2010 and during such period there were no Compensation Committee interlocks. Neither member is or was an employee nor officer of the Company.

EQUITY COMPENSATION PLANS

The following table sets forth aggregate information as of December 31, 2010 about the Company’s compensation plans under which our equity securities are authorized for issuance

	Number of Securities to		Number of Securities
	be Issued Upon	Weighted-Average	Remaining Available for
	Exercise of Outstanding	Exercise Price of	Future Issuance Under
	Options, Warrants and	Outstanding Options,	Equity Compensation
Plan Category	Rights	Warrants and Rights	Plans

Equity Compensation Plans Approved by Shareholders	3,674,298	$13.99	14,966,112
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below are the names and ages of all executive officers of the Company as of February 24, 2011. All positions and offices with the Company held by each such person are also indicated. Officers are elected annually for one-year terms or until their successors are elected and qualified. All executive officers are United States citizens.

Position with the Company and Principal Occupation During
Name (Age)	the Past Five Years

R. Charles Loudermilk, Sr.(83)	Chairman of the Board of Directors. *
Robert C. Loudermilk, Jr.(51)	President and Chief Executive Officer.*
Gilbert L. Danielson(64)	Executive Vice President and Chief Financial Officer.*
William K. Butler, Jr.(58)	Chief Operating Officer.*
James L. Cates(60)	Senior Group Vice President and Corporate Secretary since 2002.
Elizabeth L. Gibbs(49)	Ms. Gibbs has served as Vice President, General Counsel since 2006. Prior to then she was employed since 2005 with Home Depot, Inc. as Corporate Counsel and from 2000 until 2005, as Vice President, General Counsel and Secretary for The Athlete’s Foot Stores, LLC.
John T. Trainor(38)	Mr. Trainor has served as Vice President, Chief Information Officer since November 2010. Prior to then he was Information Technology Director for the Company from 1999 to 2007 when he was appointed Vice President, Information Technology, Aaron’s Sales & Lease Ownership Division.
Robert P. Sinclair, Jr.(49)	Vice President, Corporate Controller since 1999.
Mitchell S. Paull(52)	Mr. Paull has been Senior Vice President since 2001 and in 2005 was appointed to Senior Vice President, Merchandising and Logistics, Aaron’s Sales & Lease Ownership Division.
K. Todd Evans(47)	Vice President, Franchising since 2001.

*	For additional information concerning these individuals, see ELECTION OF DIRECTORS above.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we describe the Company’s compensation objectives and policies as applied to our principal executive officer, our principal financial officer, and our three other most highly-compensated executive officers during 2010. We refer to these five persons throughout this section and this Proxy Statement as the “Named Executive Officers.” The following discussion and analysis is intended to provide a framework within which to understand the actual compensation awarded to or earned by each Named Executive Officer during 2010, as reported in the compensation tables and accompanying narrative sections appearing on pages 19 to 24 of this Proxy Statement.

Administration

The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation, equity compensation plans and other compensation and benefit plans, management succession and other significant human resources matters. The Committee operates pursuant to a written charter adopted by the Board. None of the members of the Compensation Committee has been an officer or employee of the Company, and the Board has considered and determined that all of the members are independent as “independent” is defined under New York Stock Exchange Rules and otherwise meet the criteria set forth in the Committee’s Charter.

Generally, the Compensation Committee reviews and discusses the recommendations of the Chairman regarding the compensation of the Named Executive Officers of the Company, evaluates the performance of the Named Executive Officers and, based upon the Chairman’s recommendations and such evaluation, recommends their compensation to the independent members of the Board for determination. The Chairman makes recommendations to the Compensation Committee regarding compensation for all of the Named Executive Officers, other than for himself. For executive officers other than the Named Executive Officers, in most cases compensation levels are determined upon the recommendation of supervising executives. In addition, the Compensation Committee approves all equity awards, including for the Named Executive Officers and other officers, considering the recommendations of senior management. In certain circumstances where recommending compensation decisions to the Board would impair tax deductibility of executive compensation, the Compensation Committee makes final decisions on Named Executive Officer compensation.

Although management and any other invitees at Compensation Committee meetings may participate in discussions and provide information that the Compensation Committee considers (except for discussions with respect to any invitee’s own compensation, in which an executive does not participate), invitees do not participate in voting and decision-making.

With respect to the Chief Executive Officer’s and other Named Executive Officers’ compensation, for fiscal year 2010 the Compensation Committee of the Company’s Board of Directors made a recommendation to the independent members of the Company’s Board of Directors for such officers’ salaries. The independent members of the Company’s Board of Directors then set the amount of the Chief Executive Officer’s and other Named Executive Officers’ salaries. In order to preserve the deductibility of compensation under Section 162(m) of the Code, the Compensation Committee set annual bonus opportunities and granted equity awards for the Chief Executive Officer and other Named Executive Officers.

The Compensation Committee has not historically engaged compensation consultants to aid it in determining executive compensation. However, in the fall of 2010, the Compensation Committee interviewed compensation consultants and engaged one firm to produce reports comparing the compensation of the Company’s chief executive, operating and financial officers, and the compensation of the independent directors, with the compensation of similarly situated individuals at other public companies comparable to the Company in terms of size, performance and other pertinent metrics. These reports were reviewed by the Compensation Committee subsequent to fiscal year end and did not affect 2010 compensation.

In establishing recommendations for, or determining, the compensation of the Named Executive Officers, the Compensation Committee considers not only the recommendations of the Chairman, but also objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of management talent within the Company, enhancement of shareholder value and other matters relevant to the short-term and the long-term success of the Company.

Executive Compensation

Philosophy

The Company seeks to provide an executive compensation package that is driven by our overall financial performance, increase in shareholder value, and performance of the individual executive. The main principles of this strategy include the following:

•	pay competitively within our industry (and outside based on comparable size) to attract, motivate and retain key employees, and pay for performance;

•	closely align our executives’ interests with those of our shareholders; and

•	design compensation programs with a balance between short-term and long-term objectives.

Objectives of Executive Compensation

The primary objectives and priorities of our executive compensation program are to:

•	attract, motivate and retain quality executive leadership;

•	align executives’ incentive goals with the interests of our shareholders;

•	enhance the individual executive’s performance;

•	improve our overall performance; and

•	support achievement of our business plans and long-term goals.

Elements of Compensation

The three primary components of the executive compensation program are:

•	base salary;

•	annual performance-based cash bonus; and

•	long-term equity incentive awards.

The executive compensation program also provides certain benefits and perquisites to the Named Executive Officers.

These elements are designed to be competitive with comparable employers and to achieve the objectives of our executive compensation program, consistent with the program’s philosophy. Although the Compensation Committee does not set overall compensation targets and then allocate among the elements, it does review total compensation when making decisions on each element of compensation to ensure that the total compensation for each Named Executive Officer is justified and appropriate in the best interests of the Company’s shareholders.

Recommendations for, or determinations of, the amount of each element of compensation for the Named Executive Officers are determined by the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive: performance against corporate and individual objectives for the previous year; performance of their general management responsibilities; value of their unique skills and capabilities to support the Company’s long-term performance; and contribution as a member of the executive management team.

The following is a summary of the Compensation Committee’s actions during 2010 with respect to annual base salary, annual performance-based cash bonus awards, and long-term equity incentive compensation awards.

Annual Base Salary

The Company strives to provide its senior executives with a level of assured cash compensation in the form of annual base salary that is competitive with companies in the retail and similar industries and companies that are comparable in size and performance However, in doing so, the Company has not historically “benchmarked” against other companies and did not consult surveys of publicly available salary information. Rather, the Compensation Committee utilized general knowledge of publicly available information regarding the salaries of senior management employees of similar size companies and applied that knowledge in establishing base salaries. The publicly available salary information the Compensation Committee has historically considered did not originate from any discrete peer group. The Committee does however routinely review compensation information of the Company’s publicly-traded competitors, primarily Rent-a-Center, Inc. As noted above, the Compensation Committee recently retained a compensation consultant to advise it on executive compensation; however, this did not affect 2010 compensation decisions.

The Compensation Committee reviews base salaries annually and makes adjustments, in light of past individual performance as measured by both financial and non-financial factors and the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. With respect to the Named Executive Officers, the Compensation Committee also considers the Chairman’s and the Chief

Executive Officer’s recommendations and assessment of each officer’s performance, his tenure and experience in his respective position, and internal comparability considerations.

With regard to the annual review of base salaries for the Named Executive Officers, the Compensation Committee has historically considered a number of financial and non-financial factors in reviewing past individual performance, some of which are not applicable to all of the Named Executive Officers due to their respective roles within the Company. The financial factors considered in 2010 include the individual’s contribution to the increase in the Company’s revenues, same store growth, pre-tax earnings, return on assets, store count and general economic inflation. The non-financial factors considered by the Compensation Committee in 2010 include duties and responsibilities of the executive’s position, ability to effectively perform and/or exceed expectations with respect to duties and responsibilities that accompany such position, tenure in the role, number of new store openings and number of new franchise area development agreements executed.

While the Compensation Committee considers a number of financial and non-financial factors in its annual review of base salaries for the Company’s Named Executive Officers, these factors are not assigned a specific weight or numeric value when considered. Nor are specific performance targets or objectives generally established in connection with the factors reviewed. Rather, the Compensation Committee considers all of the factors as a whole and makes a subjective assessment of the impact the Named Executive Officers make on the Company’s business generally. The assessment of these factors does not typically distinguish between the Named Executive Officers, except that with respect to Mr. Evans, who is responsible for the Company’s franchise operations, the number of new franchise store openings and franchise area development agreements entered into is given relatively more weight than other non-financial factors. Additionally, the Compensation Committee reviews salary levels historically established for the Named Executive Officers, taking into consideration salary increases awarded in prior years, and years in which no salary increases were awarded.

Under this approach by the Compensation Committee, as illustrated in the Summary Compensation Table appearing below under REMUNERATION OF EXECUTIVE OFFICERS, the salary increases awarded to the Named Executive Officers have generally been consistent over the past three years, other than with respect to Mr. Loudermilk, Jr.’s increase for 2008, which reflected his promotion to Chief Executive Officer, and Mr. Loudermilk, Sr.’s decrease to a lower salary in 2009 and 2010, which reflects his transition from day-to-day management of the Company as Chief Executive Officer to Chairman of the Board.

The base salary for Mr. Loudermilk, Jr. was increased 10% in the beginning of 2010 in conjunction with increases for all of the Named Executive Officers, except for Mr. Loudermilk, Sr., whose annual salary remained the same as in 2009, consonant with his transition to Chairman. For 2010, Messrs. Danielson and Butler also each received a 10% increase in base salary and Mr. Evans’ base salary was increased $15,000.

Annual Cash Bonuses

Annual cash incentive bonuses provide a direct link between executive compensation and our annual performance. Unlike base salaries, annual incentive bonuses are at risk based on how well Aaron’s and its executive officers perform. Bonuses are paid pursuant to the Company’s Executive Bonus Plan. A new plan was approved by shareholders in 2010

Under the plan, the Compensation Committee or its designee certifies the extent to which the performance targets and measurement criteria previously established for a particular plan year have been achieved based on financial information provided by the Company. The Compensation Committee may, in determining whether performance targets have been met, adjust the Company’s financial results to exclude the effect of unusual charges or income items or other events that distort results for the year. However, for purposes of determining the incentive awards of the Chief Executive Officer, the Compensation Committee can exclude unusual items whose exclusion has the effect of increasing the extent to which the Chief Executive Officer meets performance measurement criteria only if such items constitute “extraordinary items” under generally accepted accounting principles or are unusual events or items. In addition, the Compensation Committee adjusts its calculations to exclude the unanticipated effect on financial results of changes in the Internal Revenue Code or other tax laws or regulations. The Compensation Committee may, in its discretion, decrease the amount of a participant’s incentive award based upon such factors as it may determine.

In the event that the Company’s or an operating unit’s performance is below the anticipated performance thresholds for the plan year and the incentive awards are below expectations or not earned at all, the Compensation Committee may in its discretion grant incentive awards or increase the otherwise earned incentive awards to deserving participants, except for the Chief Executive Officer.

Annual cash bonuses for the Named Executive Officers in 2010, paid in the first quarter of 2011, were based on specific performance criteria established by the Compensation Committee for 2010 under the former Executive Bonus Plan. Annual performance-based cash bonuses for 2010 were awarded to: (i) Mr. Loudermilk, Sr. in an amount that is equal to 0.5% of the Company’s pre-tax earnings for 2010, and (ii) to each of Messrs. Loudermilk, Jr, Danielson and Butler, in an amount that is equal to 0.2% of the Company’s pre-tax earnings for 2010.

Mr. Evans’ 2010 performance-based cash bonus was approved by the Compensation Committee based on achievement of quarterly pre-tax profit objectives for the Aaron’s Sales & Lease Ownership Division’s franchise operations. The 2010 quarterly franchise pre-tax profit objectives applicable to Mr. Evans’ 2010 performance-based cash bonus were $9,383,914, $9,810,980, $9,621,553 and $10,510,998, respectively. Under this component of Mr. Evans’ 2010 performance-based cash bonus, Mr. Evans was entitled to receive nine-tenths of one percent (0.9%) of quarterly franchise pre-tax profits if they exceed the foregoing objectives, in an amount not to exceed $70,000 per quarter.

In a change from prior years, payment of 2010 bonuses was not contingent upon 2010 Company or divisional pre-tax profits exceeding the prior year’s. The Compensation Committee determined that this change was advisable in order to account for possible acceleration of store growth plans or other opportunities for growth, such as acquisitions, during the year which might be in the best long-term interest of the Company, but which might also have a negative short-term effect on profits.

Long-Term Equity Incentive Awards

The Compensation Committee has designed the Company’s equity incentive awards to serve as the primary vehicle for providing long-term incentives to the senior executives and key employees. The Company’s equity incentive awards serve as a key retention tool. These considerations are paramount in the Compensation Committee’s determination of the type of award to grant.

Equity incentive awards are granted under the Company’s Amended and Restated 2001 Stock Award Plan, which is a broad-based plan covering senior executives and other personnel that was approved by the shareholders at the 2009 annual meeting. The Stock Award Plan permits the Company to grant stock options, restricted stock shares, restricted stock units (“RSUs”) and other forms of equity-based compensation. Stock options, restricted stock and RSUs awards vest over a number of years in order to encourage employee retention and focus management’s attention on sustaining financial performance and building shareholder value over an extended term. Pursuant to the Stock Award Plan, Aaron’s has granted stock options, as well as restricted stock (both with and without performance-based vesting conditions) and RSUs.

The Compensation Committee generally intends that outstanding equity awards will not, in the aggregate, exceed a certain percentage of the overall outstanding common shares, although this percentage is a guideline subject to change depending upon extant circumstances. The Compensation Committee also considers the amount of stock incentive accounting expense it deems advisable, upon consultation with management, for the Company to incur when new awards are being contemplated. Based upon the limits set by the antidilution guidelines and stock incentive accounting expense considerations, the Compensation Committee approves an overall pool of equity awards available for it to award to senior executives and key employees in a given year.

Although the Compensation Committee may take the Company’s financial performance into consideration generally when determining the overall size of the pool of equity awards available for it to award to eligible participants in a given year, it generally does not take performance criteria into account when determining the size of a particular recipient’s incentive grant, or use formulas to determine the value of equity awards to grant to individual recipients. The performance aspect of the Company’s long-term equity awards is not related to the initial determination of individual grant sizes; rather such awards are intended to give recipients extra motivation to improve the Company’s performance, which should over time increase the price of the Company’s capital stock and the value of the stock awards, thus benefiting Company shareholders and equity award recipients alike.

Recipients are largely identified based on their level within the Company, although not all eligible employee levels participate in all grants. The pool of incentives is distributed to eligible participants using historical award levels, with those employees at the same level generally receiving the same award amount. If award amounts are adjusted, they are generally adjusted so as to keep similar proportional differences between employee levels.

In 2010, the Named Executive Officers were granted restricted stock units that settled in the Company’s then-existing Class A Common Stock. The awards provided for “cliff” vesting four years after grant. The longer vesting period vs. prior year grants was intended to promote the retentive value of equity awards and sharpen the grantees’ focus on the Company’s long-term progress. In connection with the unification of the Company’s prior two classes of common stock at the 2010 Special Meeting, the RSUs now settle in the Company’s single class of voting Common Stock.

Allocation of Direct Compensation

The Named Executive Officers have a greater portion of their total direct compensation “at risk” — that is, contingent on Company performance — than do other employees. During 2010, direct cash compensation for the Named Executive Officers ranged from 33% to 63% of total cash compensation, with the balance being individual performance-based annual bonus based on pre-tax earnings.

Benefits

The Company provides a full range of benefits to its Named Executive Officers, including the standard medical, dental and disability coverage available to employees generally. In addition, the Company pays a portion of the premiums on three split dollar life insurance policies on the life of our Chairman, Mr. Loudermilk, Sr., and reimburses Mr. Loudermilk, Sr. for the resulting income tax liability. The insurance premiums and tax gross-ups paid in 2010 on behalf of our Chairman with respect to these life insurance policies, and two predecessor policies, were $73,142. See RELATED PARTY TRANSACTIONS on page 26 of this Proxy Statement for more information regarding these insurance policies.

The Company also sponsors a 401(k) Retirement Savings Plan for all full-time employees with at least one year of service with the Company and who meet certain eligibility requirements. The 401(k) Plan allows employees to contribute up to 10% of their annual compensation with 50% matching by the Company on the first 4% of compensation. The executive officers may participate in the 401(k) Plan on the same terms as all employees generally. The Company paid matching 401(k) Plan contributions in various amounts ranging from $1,109 to $1,127 for the Named Executive Officers in 2010.

Under the Company’s Nonqualified Deferred Compensation Plan, non-employee directors of the Company and, as determined by the Compensation Committee, a select group of management or highly compensated employees are entitled to elect to defer certain portions of their compensation on a pre-tax basis. Eligible non-employee directors are able to defer up to 100% of both their cash and stock director fees, and eligible employees are able to defer up to 75% of their base pay and up to 100% of their bonus compensation. In addition, the Company may make restoration matching contributions on behalf of eligible employees to make up for certain limitations on the amount of matching contributions an employee can receive under the Company’s 401(k) plan. With the exception of Mr. Loudermilk, Sr., who does not participate in the Company’s Nonqualified Deferred Compensation Plan, the Company paid matching contributions of $3,773 for each of the Named Executive Officers in 2010.

The obligations of the Company under the Plan are unsecured general obligations to pay in the future the balance of the book entry deferred compensation accounts. The value of deferred compensation accounts is determined based upon the performance of designated measurement funds selected by the participants, although the contributions are not actually invested in such funds. The Company has established a grantor trust, known as a “rabbi trust,” to allow it to accumulate assets to help fund payment of the plan obligations. Distributions generally will be made in cash. However, distributions representing stock fees deferred by non-employee directors will be paid in the Company’s Common Stock.

Perquisites

The Company provides limited perquisites to its Named Executive Officers in an effort to remain competitive with similarly situated companies. These include personal use of corporate aircraft and payment of club dues and car expense.

Corporate Aircraft Use.  The Named Executive Officers use the Company’s aircraft from time to time for non-business use. Incremental variable operating costs associated with such personal use is paid by the Company. The amount of income attributed to the Named Executive Officers for income tax purposes from personal aircraft use is determined by the SIFL method (Standard Industry Fare Level), and the executives are responsible for paying the tax on this income. The incremental cost to the Company of such use is set forth under REMUNERATION OF EXECUTIVE OFFICERS in the “All Other Compensation Table.”

Club Dues.  The Company reimburses three of the Named Executive Officers’ monthly club dues.

Car Use.  The Company provides an automobile for the use of Mr. Loudermilk, Sr.

We review annually the perquisites and other personal benefits that we provide to senior management.

Compensation Deductibility

An income tax deduction under federal law will generally be available for annual compensation in excess of $1 million paid to the Named Executive Officers only if that compensation is “performance-based” and complies with certain other tax law requirements. Although the Compensation Committee and the Board considers deductibility issues when approving executive compensation, other compensation objectives, such as attracting, motivating and retaining qualified executives, are important and may supersede the goal of maintaining deductibility. Consequently, compensation decisions may be made without regard to deductibility when it is in the best interests of the Company and its shareholders to do so.

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors and available through the Company’s website, www.aaronsinc.com. The Committee is composed of three “independent” members of the Board as defined under the listing standards of the New York Stock Exchange and under the Charter. The Compensation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation.

In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and the Annual Report on Form 10-K.

This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Ray M. Robinson, Chairman
Leo Benatar
John B. Schuerholz

REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table provides certain summary information for the last fiscal year of the Company concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers of the Company.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation	Compensation(2)	Total

R. Charles Loudermilk, Sr.	2010	$500,000	—	$1,215,000	$-0-	$1,005,239	$182,033	$2,902,272
Chairman of the Board	2009	500,000	—	-0-	-0-	926,860	285,204	1,712,064
(Former Chief Executive Officer)	2008	800,000	—	-0-	274,529	1,034,545	76,244	2,185,318
Robert C. Loudermilk, Jr.	2010	660,000	—	1,215,000	-0-	382,929	159,485	2,417,414
President and Chief	2009	600,000	—	-0-	-0-	353,651	85,032	1,038,683
Executive Officer	2008	465,625	—	-0-	549,058	146,889	20,322	1,181,894
Gilbert L. Danielson	2010	577,500	—	1,215,000	-0-	382,929	13,771	2,189,200
Executive Vice President and	2009	525,000	—	-0-	-0-	353,651	11,417	890,068
Chief Financial Officer	2008	425,000	—	-0-	549,058	146,889	7,710	1,128,657
William K. Butler, Jr.	2010	660,000	—	1,215,000	-0-	382,929	5,440	2,263,369
Chief Operating Officer	2009	600,000	—	-0-	-0-	353,651	5,140	958,791
	2008	500,000	—	-0-	549,058	309,339	1,305	1,359,702
K. Todd Evans	2010	235,000	—	-0-	117,844	250,000	4,900	607,744
Vice President, Franchising	2009	220,000	—	-0-	-0-	230,000	2,415	452,415
	2008	210,000	—	-0-	82,359	210,000	1,305	503,664

(1)	Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. For options awards granted in 2010 and 2008 the grant date fair value was $10.48 and $7.32, respectively. For stock awards granted in 2010 the grant date fair value was $16.20. The Company did not grant stock awards during 2009 and 2008

(2)	See the All Other Compensation table below for additional information.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table for 2010.

			Company
		Insurance	Contributions to
		Premiums	Retirement and	Use of
Name of Executive	Year	(1)	401(k) Plans(2)	Aircraft(3)	Other(4)	Total

R. Charles Loudermilk, Sr.	2010	$73,142	$1,109	$94,682	$13,100	$182,033
Robert C. Loudermilk, Jr.	2010	0	4,900	144,818	9,767	159,485
Gilbert L. Danielson	2010	0	4,900	20	8,851	13,771
William K. Butler, Jr.	2010	0	4,900	540	0	5,440
K. Todd Evans	2010	0	4,900	0	0	4,900

(1)	Represents a portion of the premiums paid, and reimbursement of the executive’s resulting income tax liability with respect to the split dollar life insurance policies described in RELATED PARTY TRANSACTIONS below.

(2)	Represents the total matching contributions made by the Company to the executive’s accounts in the Company’s 401(k) and non-qualified deferred compensation plans.

(3)	This column reports the total amount of expenses associated with the incremental cost associated with the non-business use of corporate aircraft by R. Charles Loudermilk Sr. in the amount of $94,682 and Robert C. Loudermilk, Jr. in the amount of $144,818. The incremental cost to the Company of the non-business use of Company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours the Company aircraft flew to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for non-business use to derive the incremental cost. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft, and the cost of maintenance not related to trips, are excluded. When Company aircraft is being used for mixed business and personal use, only the incremental cost of the personal use is included, such as on-board catering or other charges attributable to an extra passenger traveling for personal reasons on an aircraft being primarily used for a business trip. The amount of income attributed to the Named Executive Officers for income tax purposes from personal aircraft use is determined by the SIFL method (Standard Industry Fare Level), and the executives are responsible for paying the tax on this income.

(4)	This column reports to total amount of other benefits provided, none of which individually exceed the greater of $25,000 or 10% of the total amount of these benefits for the named executive.

Grants of Plan-Based Awards in 2010

The following table provides information about equity awards granted to the Named Executive Officers in 2010.

				All Other Option
		Payouts Under		Awards		Grant Date
		Non-Equity	All Other Stock	Number of Securities	Exercise or Base	Fair Value of
		Incentive Plan	Awards: Number of	Underlying	Price of Option	Stock and Option
Name of Executive	Grant Date(1)	Awards	Shares of Stock	Options	Awards	Awards

R. Charles Loudermilk, Sr.	N/A	$1,005,239	75,000	-0-	N/A	$1,215,000
Robert C. Loudermilk, Jr.	N/A	382,929	75,000	-0-	N/A	1,215,000
Gilbert L. Danielson	N/A	382,929	75,000	-0-	N/A	1,215,000
William K. Butler, Jr.	N/A	382,929	75,000	-0-	N/A	1,215,000
K. Todd Evans	N/A	250,000	-0-	11,250	$19.92	117,844

(1)	As discussed above under the heading “Annual Cash Bonuses,” awards are payable under the Executive Bonus Plan based on a percentage of the Company’s pre-tax earnings. There are no minimum, threshold or maximum amounts established with respect to such awards, except the plan does contain a maximum of $3.0 million that can be paid to any individual in any year. Amounts in this column are the actual amounts paid in the first quarter of 2011 for 2010.

Employment Agreements with Named Executive Officers

Messrs. Loudermilk, Sr., Loudermilk, Jr., Danielson, Butler and Evans have each entered into employment agreements with the Company. The agreements provide that each executive’s employment with the Company will continue until terminated by either party for any reason upon 60 days notice, or by either party for just cause at any time. Each such executive has agreed not to compete with the Company or to solicit the customers or employees of the Company for a period of one year after the termination of his employment.

Executive Bonus Plan

The Company’s Executive Bonus Plan is an annual performance-based cash incentive plan. The award opportunities approved by the Compensation Committee for fiscal 2010 provided for the payment to the Named Executive Officers of cash incentives equal to specified percentages of the pre-tax earnings of the Company for its 2010 fiscal year, except for Mr. Evans, whose bonus depended on achievement of quarterly pre-tax profit objectives for the Aaron’s Sales & Lease Ownership Division’s franchise operations and on new franchised store openings. The maximum percentage of pre-tax earnings that could be awarded was 0.5%, which relates to Mr. Loudermilk, Sr.

Restated and Amended 2001 Stock Option and Incentive Award Plan

The Company’s shareholder-approved Stock Award Plan is a flexible plan that provides the Compensation Committee broad discretion to fashion the terms of awards to provide eligible participants with such stock-based incentives as the Committee deems appropriate. It permits the issuance of awards in a variety of forms, including: (i) non-qualified stock options and incentive stock options, (ii) performance shares, and (iii) restricted stock awards and RSUs. During 2010, the Named Executive Officers were awarded restricted stock units that “cliff” vest on the third anniversary of grant, other than Mr. Evans, who was awarded stock options that vest in equal increments on February 23, 2013, February 23, 2014 and February 23, 2015

Salary and Incentives

For a discussion of the Company’s views on the appropriate relationship between the amount of an executive’s base salary and incentive awards, please see COMPENSATION DISCUSSION AND ANALYSIS beginning on page 12 of this Proxy Statement.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information on the current holdings of stock option and stock awards by the Named Executive Officers, including both unexercised and unvested awards. The market value of the stock awards is based upon the closing market price for the Company’s Common Stock as of December 31, 2010, which was $20.39.

	Option Awards					Stock Awards
		Number of	Number of							Market Value of
		Securities	Securities				Number of	Market Value	Equity Incentive	Equity Incentive
		Underlying	Underlying				Shares of	of Shares of	Plan Award	Plan Award
		Unexercised	Unexercised	Option	Option		Stock That	Stock That	Shares That	Shares That
	Option	Options	Options	Exercise	Expiration	Stock Award	Have Not	Have Not	Have Not	Have Not
Name of Executive	Grant Date(1)	Exercisable	Un-exercisable	Price	Date	Grant Date	Vested	Vested	Vested(2)	Vested(2)

R. Charles Loudermilk, Sr.	09/17/2003	11,250	—	$10.2311	09/17/2013
	10/31/2003	112,500	—	9.7333	10/31/2013
	05/13/2004	33,750	—	12.5111	05/13/2014
	07/30/2004	24,750	—	14.2755	07/30/2014
	11/01/2004	14,175	—	14.2933	11/01/2014	11/07/2006			7,500	$152,925
	11/13/2007	37,500	—	14.0933	11/13/2017
	10/16/2008		37,500	14.1067	10/16/2018	02/23/2010	75,000	$1,529,250
Robert C. Loudermilk, Jr.	01/23/2003	33,750	—	5.923	01/23/2013
	09/17/2003	11,250	—	10.2311	09/17/2013
	10/31/2003	112,500	—	9.7333	10/31/2013
	05/13/2004	33,750	—	12.5111	05/13/2014
	07/30/2004	24,750	—	14.2755	07/30/2014
	11/01/2004	14,175	—	14.2933	11/01/2014	11/07/2006			7,500	152,925
	11/13/2007	37,500	—	14.0933	11/13/2017
	10/16/2008		75,000	14.1067	10/16/2018	02/23/2010	75,000	1,529,250
Gilbert L. Danielson	01/23/2003	33,750	—	5.923	01/23/2013
	09/17/2003	11,250	—	10.2311	09/17/2013
	10/31/2003	112,500	—	9.7333	10/31/2013
	05/13/2004	33,750	—	12.5111	05/13/2014
	07/30/2004	24,750	—	14.2755	07/30/2014
	11/01/2004	14,175	—	14.2933	11/01/2014	11/07/2006			7,500	152,925
	11/13/2007	37,500	—	14.0933	11/13/2017
	10/16/2008		75,000	14.1067	10/16/2018	02/23/2010	75,000	1,529,250
William K. Butler, Jr.	05/13/2004	67,500	—	12.5111	05/13/2014
	07/30/2004	49,500	—	14.2755	07/30/2014
	11/01/2004	28,350	—	14.2933	11/01/2014	11/07/2006			7,500	152,925
	11/13/2007	37,500	—	14.0933	11/13/2017
	10/16/2008		75,000	14.1067	10/16/2018	02/23/2010	75,000	1,529,250
K. Todd Evans	09/17/2003	9,000	—	10.2311	09/17/2013
	11/15/2004	3,780	—	14.8067	11/15/2014
	05/16/2005	2,400	—	14.9800	5/16/2015
	08/15/2005	2,880	—	16.6267	8/15/2015	11/07/2006			1,500	30,585
	11/13/2007	11,250	—	14.0933	11/13/2017
	10/16/2008		11,250	14.1067	10/16/2018
	2/23/2010		11,250	19.9200	2/23/2020

(1)	Vesting for each listed stock option grant occurs three years following each listed grant date, except for grants that occurred on October 16, 2008 which vest one third of the total shares granted on October 16, 2011, for one third on October 16, 2012 and for one third on October 16, 2013 and February 23, 2010 which vest one third of the total shares granted on February 23, 2013, for one third on February 23, 2014 and for one third on February 23, 2015.

(2)	On December 18, 2009, the Compensation Committee of the Board of Directors approved an amendment to certain performance-based restricted stock awards made on November 7, 2006. The amendment provided for (i) one half of the awards to vest or be forfeited as of February 28, 2010 based upon the attainment of a pre-tax profit margin objective and (ii) for a one year extension to February 28, 2011 for the vesting for the remaining portion of the awards based upon the attainment of a revenue growth rate objective.

Option Exercises and Stock Vested in 2010

The following table provides information, for the Named Executive Officers on (1) stock option exercises during 2010, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name of Executive	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting

R. Charles Loudermilk, Sr.	0	$0	7,500	$148,350
Robert C. Loudermilk, Jr.	0	0	7,500	148,350
Gilbert L. Danielson	0	0	7,500	148,350
William K. Butler, Jr.	0	0	7,500	148,350
K. Todd Evans	0	0	1,500	29,670

Non-Qualified Deferred Compensation

The following table provides information, for the Named Executive Officers, on compensation deferred by the Named Executive Officers pursuant to the Aaron’s, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which is an unfunded, nonqualified deferred compensation plan for a select group of management, highly compensated employees and non-employee directors.

	Executive	Registrant	Registrant		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals /	Last Fiscal
Name of Executive	Fiscal Year	Fiscal Year(2)	Fiscal Year	Distributions	Year End

R. Charles Loudermilk, Sr.(1)	$0	$0	$0	$0	$0
Robert C. Loudermilk, Jr.	154,166	3,773	35,101	0	230,576
Gilbert L. Danielson	320,708	3,773	45,893	0	402,102
William K. Butler, Jr.	374,333	3,773	61,820	0	540,742
K. Todd Evans	37,875	3,773	5,904	0	57,725

(1)	Mr. Loudermilk, Sr. does not participate in the Deferred Compensation Plan.

(2)	All amounts listed as contributions by the Company are also included in the Summary Compensation Table and All Other Compensation Table above.

The Company adopted the Deferred Compensation Plan effective July 1, 2009. On a pre-tax basis, eligible employees can defer receipt of up to 75% of their base compensation and up to 100% of their incentive pay compensation, and eligible non-employee directors can defer receipt of up to 100% of both their cash and stock director fees, whether payable in cash or Company stock. In addition, the Company may elect to make restoration matching contributions on behalf of eligible employees to make up for certain limitations on the amount of matching contributions an employee can receive under the Company’s tax-qualified 401(k) plan.

Compensation deferred under the Deferred Compensation Plan is credited to each participant’s deferral account and a deferred compensation liability is recorded in accounts payable and accrued expenses in the Company’s consolidated balance sheets. The Company has established a Rabbi Trust to fund obligations under the Deferred Compensation Plan with Company-owned life insurance contracts. The cash surrender value of these policies totaled $3,546,656 as of December 31, 2010. No benefits have been paid as of December 31, 2010.

Potential Payments Upon Termination or Change in Control

The employment agreements between the Company and each of the Named Executive Officers do not provide for any payments to be made to any of those officers in the event of termination of employment with the Company or a change in control of the Company, nor are there any other written or oral agreements between the Company and the Named Executive Officers that provide for severance payments. In addition, we have not entered into any change in control agreements with any of our Named Executive Officers. However, under the terms of our Executive Bonus Plan and of awards granted under our Stock Award Plan vesting is accelerated with respect to outstanding equity awards, and non-equity incentive plan awards are granted, in certain instances upon termination of employment of the Named Executive Officer or in the event of a change in control as described below.

Termination — Accelerated Vesting of Equity Incentive Plan Awards.  Under the terms of the Stock Award Plan and the related award agreements executed between the Company and each of the Named Executive Officers, all outstanding unvested shares of restricted stock immediately vest in the event of termination of employment due to death. In the event of termination for any other reason, all unvested shares of restricted stock are forfeited. Assuming termination of employment occurred due to death, and that termination of employment of each Named Executive Officer occurred on December 31, 2010, the unvested shares of restricted stock of each of the Named Executive Officers would vest immediately and have the market values set forth in the “Outstanding Equity Awards at 2010 Fiscal Year-End” table above on page 21 of this Proxy Statement.

With respect to outstanding unvested stock options under the Stock Award Plan, all outstanding unvested stock options immediately vest in the event of termination of employment of the Named Executive Officers with the Company due to death, and all outstanding unvested stock options immediately vest in the event of termination due to retirement. If the Named Executive Officer’s employment with the Company terminates for any other reason, all unvested stock options are forfeited. The treatment of acceleration of vesting of stock options in the event of termination is generally available to all grantees under the plan under the general provisions of the plan, unless a grantee’s specific award agreement specifies otherwise.

The table below reflects the unvested stock options held by each of the Named Executive Officers as of December 31, 2010 and sets forth an “unrealized value” of those unvested stock options as of that date. The unrealized value of unvested options was calculated by multiplying the number of shares underlying unvested stock options by the closing price of the stock of $20.39 per share as of December 31, 2010 and then deducting the aggregate exercise price for these stock options.

	No. of Shares Underlying	Unrealized Value of
Name of Executive	Unvested Options	Unvested Options

R. Charles Loudermilk, Sr.	37,500	$235,624
Robert C. Loudermilk, Jr.	75,000	471,248
Gilbert L. Danielson	75,000	471,248
William K. Butler, Jr.	75,000	471,248
K. Todd Evans	12,250	75,975

Change In Control — Accelerated Vesting of Equity Incentive Plan Awards and Non-Equity Incentive Plan Payments.  Pursuant to the terms of the Stock Award Plan, all outstanding unvested stock options and restricted stock awards immediately vest, including those held by the Named Executive Officers, upon the occurrence of a change in control. If a change in control of the Company occurred on December 31, 2010, the outstanding unvested restricted stock and stock options held by each of the Named Executive Officers would vest immediately and would be valued as described above under “Termination — Accelerated Vesting of Equity Incentive Plan Awards.”

In the event of a change in control, the Executive Bonus Plan provides for the automatic payment of target-level cash bonuses to the Named Executive Officers, prorated to the extent the change in control occurs during the annual performance period. Assuming the change in control occurred on the last day of our most recently completed fiscal year, the amount we would be obligated to pay out to our Named Executive Officers under the Executive Bonus Plan would be the same as the amount of non-equity incentive compensation paid out as shown in the Summary Compensation Table on page 19 of this Proxy Statement. Additional information about the Executive Bonus Plan is provided at page 20 of this Proxy Statement.

Non-Management Director Compensation in 2010

The current compensation program for non-management directors is designed to fairly pay directors for work required for a company of Aaron’s size and scope and to align directors’ interests with the long-term interests of Company shareholders. For 2010, each outside director received $4,000 or the equivalent amount in shares of the Company’s Common Stock for each Board meeting attended. Each outside director is also paid a quarterly retainer of $2,500 or the equivalent amount in shares of the Company’s Common Stock. Audit Committee members receive $1,500 for each Audit Committee meeting attended with the Chairman of the Audit Committee receiving $3,500 for each meeting attended. Each member of the Compensation and Nominating Committee receives $1,000 for each committee meeting attended. Mr. Benatar, as Lead Director, receives in addition to this Board and Committee fees, an annual retainer of $18,000, paid quarterly for his role as Lead Director. Directors who are employees of the Company receive no compensation for attendance at Board or Committee meetings.

	Fees Earned or Paid in
Name	Cash		Stock Awards(5)	Option Awards(6)	Total

Ronald W. Allen(1)	$47,000		$-0-	$23,244	$70,244
Leo Benatar(2)	68,750		-0-	23,244	91,994
David L. Kolb(1)	49,529	(3)	-0-	23,244	72,773
John C. Portman, Jr.	32,500		-0-	23,244	55,744
Ray M. Robinson(2)	19,000		-0-	23,244	42,244
John B. Schuerholz(1)	36,023	(4)	-0-	23,244	59,267

(1)	Member of the Audit Committee of the Board of Directors during 2010.

(2)	Member of the Compensation Committee of the Board of Directors during 2010.

(3)	Includes 1,701 shares of Common Stock valued at $31,529 received in lieu of cash payments in 2010.

(4)	Includes 1,918 shares of Common Stock valued at $36,023 received in lieu of cash payments in 2010.

(5)	No Grants in 2010. Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718.

(6)	Grants in 2010 valued at $7.75 per share and represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718.

Non-Management Director
Restricted Stock Awards and Stock Options

	Number of Restricted	Number of
Name	Stock Awards(1)	Options(1)

Ronald W. Allen	750	8,625
Leo Benatar	750	8,625
David L. Kolb	750	8,625
John C. Portman, Jr.	750	3,000
Ray M. Robinson	750	8,625
John B. Schuerholz	750	3,000

(1)	As of December 31, 2010.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the Securities & Exchange Commission’s rules.

As described in detail under the heading COMPENSATION DISCUSSION AND ANALYSIS, the primary objectives and priorities of our executive compensation program are to: attract, motivate and retain quality executive leadership; align executives’ incentive goals with the interests of our shareholders; enhance the individual executive’s performance; improve our overall performance; and support achievement of our business plans and long-term goals. Please read the COMPENSATION DISCUSSION AND ANALYSIS beginning on page 12 and REMUNERATION OF EXECUTIVE OFFICERS beginning on page 19 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our Named Executive Officers.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, in the Company’s Proxy Statement for its 2011 Annual Meeting is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, the Compensation Committee and the Board of Directors currently intends to take into account the outcome of the most recent advisory vote on Named Executive Officer compensation when considering future executive compensation arrangements for the Named Executive Officers, although it is under no obligation to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 3)

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers. By voting on this Item 3, shareholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two or three years.

After careful consideration, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company at this time, and therefore our Board recommends that you vote for an annual advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the following resolution:

“RESOLVED, that the option of once every one, two or three years that receives the highest number of votes cast will be the shareholders’ preferred frequency with which the Company should hold an advisory shareholder vote to approve the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, in the Company’s Proxy Statement.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. The Board currently intends to consider the shareholders’ selection in deciding on a frequency.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

RELATED PARTY TRANSACTIONS

Aaron Ventures I, LLC (“Aaron Ventures”) was formed in December 2002 for the purpose of acquiring properties from the Company and leasing them. Messrs. Loudermilk, Sr., Loudermilk, Jr., Butler, and Cates are the managers of Aaron Ventures, and all of its owners are officers of the Company, including all of the Named Executive Officers and five other executive officers. The combined ownership interest for all Named Executive Officers represents 60% of which Mr. Loudermilk, Jr’s interest is 13.33%. In December 2002, Aaron Ventures purchased eleven properties from the Company, all former Heilig-Meyers stores, for a total purchase price of $5,000,000. In 2006, Aaron Ventures sold one of the properties to a third party. The Company acquired these properties from Heilig-Meyers in 2001 and 2002 for an aggregate purchase price of approximately $4,000,000. The price paid by Aaron Ventures was arrived at by adding the Company’s acquisition cost to the cost of improvements made by the Company to the properties prior to the sale to Aaron Ventures. In October and November of 2004, Aaron Ventures purchased an additional eleven properties from the Company for a total purchase price of $6,895,000. The Company had acquired these properties over a period of several years. The purchase price paid by Aaron Ventures was determined from the individual fair market valuation and the results of current formal written appraisals completed for each location. Aaron Ventures currently leases 19 of the above properties to the Company for 15-year terms at a current annual rental of approximately $1,306,000 The Company does not intend to enter into further capital leases with related parties.

An irrevocable trust holds a cash value life insurance policy on the life of Mr. Loudermilk, Sr., the aggregate face value of which is $400,000. The Company and the Trustee of such trust are parties to split-dollar agreements pursuant to which the Company has agreed to make all payments on the policy until Mr. Loudermilk, Sr.’s death. Upon his death, the Company will receive the aggregate cash value of this policy, which as of December 31, 2010 represented $261,773 and the balance of such policy will be payable to the trust or beneficiaries of such trust.

Each of two irrevocable trusts holds cash value life insurance policies on the life of Mr. Loudermilk, Sr., the death benefit of which is $6,838,872. The Company and the Trustee of such trusts are parties to split-dollar agreements pursuant to which the Company has agreed to make all payments on the policies until Mr. Loudermilk, Sr.’s death. Upon his death, the Company will receive an amount equal to the greater of the policies’ cash value or the sum of the premiums that have been paid, which as of December 31, 2010 represented $2,437,459 and the balance of such policies will be payable to the trusts or beneficiaries of such trusts.

The Audit Committee’s Charter provides that the Committee shall review and ratify all transactions to which the Company is a party and in which any director and executive officer has a direct or indirect material interest, apart from their capacity as director or executive officer. In addition, the Company’s Code of Business Conduct and Ethics provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. The Code of Conduct sets forth various examples of when conflict of interest situations may arise, including: when an officer or director or members of his or her family receive improper personal benefits as a result of his or her position in or with the Company; have certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receive improper gifts or favors from such businesses.

AUDIT MATTERS

Ernst & Young LLP served as the independent auditor of the Company for the year December 31, 2010 and has been selected by the Audit Committee of the Board of Directors to continue as the Company’s auditors for the current fiscal year. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions. The following table sets forth the fees for services provided by our independent auditors in each of the last two fiscal years.

Fees Billed in Last Two Fiscal Years

	Year Ended December 31,
	2010	2009

Audit Fees(1)	$991,473	$1,014,727
Audit-Related Fees(2)	32,500	32,500
Tax Fees(3)	405,273	378,028
All Other Fees	—	—

TOTAL	$1,429,246	$1,425,255

(1)	Includes fees associated with the annual audit of the consolidated financial statements and internal control over financial reporting, reviews of the quarterly reports on Form 10-Q, assistance with and review of documents filed with SEC, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Includes fees associated with the audit of the 401(k) plan and review of the Franchise Disclosure Document filed with Federal Trade Commission.

(3)	Includes fees for tax compliance, tax advice and tax planning services.

Approval of Auditor Services

The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent auditors. To help fulfill this responsibility, the Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. Under the Policy, all auditor services must be pre-approved by the Audit Committee either (1) before the commencement of each service on a case-by-case basis — called “specific pre-approval” — or (2) by the description in sufficient detail in the Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration — called “general pre-approval.” Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Committee or the Chairman of the Committee. The Policy describes the audit, audit-related and tax services that have received general pre-approval — these general pre-approvals allow the Company to engage the independent accountants for the enumerated services for individual engagements up to the fee levels prescribed in the Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Committee. Any engagement of the independent auditors pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent auditors to management.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of three “independent” members of the Board of Directors as defined under the listing standards of the New York Stock Exchange and operates pursuant to a written charter adopted by the Board and available through the Company’s website, www.aaronsinc.com. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent auditors for 2010, Ernst & Young LLP, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with management and has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

David L. Kolb, Chairman
Ronald W. Allen
John B. Schuerholz

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

In accordance with the provisions of Rule 14a-8(e) of the Securities and Exchange Commission, proposals of shareholders intended to be presented at the Company’s 2012 annual meeting must be received by December 9, 2011 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting. If a shareholder desires the Board to consider including in its slate of director nominees for the Company’s 2012 annual meeting a nominee submitted to the Company by such shareholder, the shareholder must submit such nomination in compliance with the procedures described under “ELECTION OF DIRECTORS — DIRECTOR NOMINATIONS” by December 9, 2011 to be eligible for inclusion in the Board’s nominee slate. If a shareholder otherwise desires to nominate a candidate for election to the Board, such shareholder must submit the nomination in compliance with the Company’s Bylaws not less that 14 nor more than 50 days prior to the 2012 annual meeting, which we currently anticipate will be held on May 8, 2012. Other shareholder proposals not made in accordance with the provisions of Rule 14a-8(e)(3) must be submitted to the Board in compliance with the Company’s Bylaws between 90 to 120 days prior to the 2012 annual meeting in order to be considered timely. The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (a) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and (b) the proponent does not issue its own Proxy Statement.

COMMUNICATING WITH THE BOARD AND CORPORATE GOVERNANCE DOCUMENTS

The Company’s security holders and other interested parties may communicate with the Board, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, Aaron’s, Inc., 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305-2377. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

The Audit Committee, Compensation Committee and Nominating Committee Charters, the Company’s Code of Business Conduct and Ethics, its Code of Ethics for the Chief Executive Officer and the senior financial officers and employees and its Corporate Governance Guidelines can each be viewed by clicking the “Corporate Governance” tab on the Investor Relations area of the Company’s website at http://www.aaronsinc.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, Aaron’s, Inc., 309 East Paces Ferry Road, NE, Atlanta, Georgia 30305-2377.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment of what is in the best interest of the Company.

THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED TO SHAREHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS FOR FORM 10-K REPORTS SHOULD BE SENT TO GILBERT L. DANIELSON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AARON’S, INC., 309 E. PACES FERRY ROAD, N.E., ATLANTA, GEORGIA 30305-2377.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES L. CATES
Senior Group Vice President
and Corporate Secretary

April 7, 2011

Aaron’s, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Aaron's, Inc. 01BEAH 1 U PX + Annual Meeting Proxy Card . C Authorized Signatures -- This section must be completed for your vote to be counted. -- Date and Sign Below Signature should agree with the name(s) hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. For joint accounts each owner should sign. The full name of a corporation should be signed by a duly authorized officer. Date (mm/dd/yyyy) -- Please print date below. Signature 1 -- Please keep signature within the box. Signature 2 -- Please keep signature within the box. + B Non-Voting Items A Proposals -- The Board recommends a vote FOR all nominees, FOR Proposal 2 and FOR once every year for Proposal 3. For Against Abstain 1 Yr 2 Yrs 3 Yrs Abstain 2. Approval of a non-binding resolution to approve the compensation of the Company's Named Executive Officers. 4. FOR the transaction of such other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue thereof. 3. Approval of a non-binding resolution to determine the frequency (every 1, 2 or 3 years) of future advisory votes on executive compensation. 01 - R. Charles Loudermilk, Sr. 02 - Ronald W. Allen 03 - Ray M. Robinson 1. Election of Directors: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 04 - John C. Portman, Jr. Change of Address -- Please print new address below. ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMM 1 1 3 2 3 1 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._ Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 3, 2011. Vote by Internet o Log on to the Internet and go to www.investorvote.com/AAN o Follow the steps outlined on the secured website. Vote by telephone o Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. o Follow the instructions provided by the recorded message.

. This Proxy is Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on May 3, 2011 The undersigned shareholder of Aaron's, Inc. hereby constitutes and appoints R. Charles Loudermilk, Sr. and James L. Cates, or either of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of Common Stock of Aaron's, Inc., at the Annual Meeting of the Shareholders to be held in Atlanta, Georgia on Tuesday, the 3rd day of May 2011, at 10:00 a.m., Eastern Time and at any and all adjournments thereof as stated on the reverse side. It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned. THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE, A VOTE “FOR” APPROVAL OF A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AND A VOTE "FOR" THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 7, 2011 and the Proxy Statement furnished therewith. This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to: Proxy Services, C/O Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-0567. (Continued and to be dated and signed on reverse side) Proxy -- Aaron’s, Inc. COMMON STOCK _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._